Exhibit 15

June 7, 2013

To the Board of Directors and Shareholders
of L Brands, Inc.:

We are aware of the incorporation by reference in the following Registration Statements of L Brands, Inc. and, with respect to the Registration Statement on Form S-3, in the related Prospectus of L Brands, Inc.:

Registration Statement (Form S-3 ASR No. 333-170406)
Registration Statement (Form S-4 No. 333-163026)
Registration Statement (Form S-8 No. 33-49871)
Registration Statement (Form S-8 No. 333-110465)
Registration Statement (Form S-8 No. 333-04927)
Registration Statement (Form S-8 No. 333-04941)
Registration Statement (Form S-8 No. 333-118407)
Registration Statement (Form S-8 No. 333-161841)
Registration Statement (Form S-8 No. 333-176588);

of our report dated June 7, 2013 relating to the unaudited consolidated interim financial statements of L Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the quarter ended May 4, 2013.

/s/ Ernst & Young LLP

Columbus, Ohio